Exhibit 99
NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS MARCH SALES; REVISES FIRST QUARTER OUTLOOK

HOUSTON, TX, April 10, 2008 - Stage Stores, Inc. (NYSE: SSI) today reported total sales for the five week March period ended April 5, 2008 of $141.1 million.  This compares to $151.0 million for the prior year five week period ended April 7, 2007.  Comparable store sales decreased 10.3% this year versus an increase of 12.4% last year.

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2008	2007	2008	2007
February	(2.5)%	1.4%	$105.9	$104.6
March	(10.3)	12.4	141.1	151.0
1st Qtr-To-Date	(7.1)	7.6	247.0	255.6

Jim Scarborough, Chairman and Chief Executive Officer, commented, “We had anticipated that our comparable store sales for March would be negative due to the Easter calendar shift.  However, it is also apparent that weakening economic conditions contributed to the incremental softness in our business.

“While we still believe that our April sales should benefit from the Easter calendar shift, we do not expect that economic conditions will improve noticeably during the month, and as a result, we are now projecting that our comparable store sales for the first quarter will be down in the mid single digits.  In addition, we are reducing our original gross margin assumptions, reflecting the impact of our efforts to drive sales in this currently tough retail environment.  As a result of our revised comparable store sales and gross margin projections, we are also reducing our expected earnings for the first quarter to be in a range of $0.05 to $0.08 per diluted share, vs. our previous guidance of flat to negative low single digit comps, and earnings of $0.13 to $0.16 per diluted share,” Mr. Scarborough concluded.
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Stage Stores Reports
March Sales
Page - 2

Store Activity
During March, the Company opened new Stage stores in Winslow, AZ and Arkadelphia, AR, and opened new Peebles stores in Washington, IN, Mt. Vernon, OH, Fulton, MS, and Norwich, NY.  The Company stated that it was opening an additional six new stores today, which brings the total number of new stores that have been opened during the first quarter to thirteen.

About Stage Stores
Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 707 stores located in 35 states.  The Company operates under the Bealls, Palais Royal and Stage names throughout the South Central and Southwestern states, and under the Peebles name throughout the Midwestern, Southeastern, Mid-Atlantic and New England states.  For more information about Stage Stores, visit the Company’s web site at www.stagestores.com.

Caution Concerning Forward-Looking Statements
This document contains “forward-looking statements”. Forward-looking statements reflect our expectations regarding future events and operating performance and often contain words such as "believe", "expect", "may", "will", "should", "could", "anticipate", "plan" or similar words.  In this document, forward-looking statements include comments regarding the Company’s outlook and expectations for the first quarter of the 2008 fiscal year.  Forward-looking statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 1, 2008 and other factors as may periodically be described in our other filings with the SEC.  Forward-looking statements speak only as of the date of this document.  We do not undertake to update our forward-looking statements.

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